Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 13, 2006, except for paragraph 5 of Note 1, as to which the date is February 27, 2006 in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-130644) and related Prospectus of Alexza Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California
March 3, 2006